Exhibit 99.2

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

i

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Apollo Endosurgery, Inc.:

We have audited the accompanying consolidated balance sheets of Apollo Endosurgery, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, changes in redeemable preferred stock and stockholders’ deficit, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Apollo Endosurgery, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Austin, Texas
March 10, 2017

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2015 and 2014
(In thousands, except for share data)

	2015	2014
Assets
Current assets:
Cash and cash equivalents	$21,715	$11,765
Accounts receivable, net	10,498	12,460
Due from related party	—	107
Inventory, net	12,793	6,205
Prepaid expenses and other current assets	2,081	1,643
Total current assets	47,087	32,180
Restricted cash	871	484
Property and equipment, net	7,972	4,581
Goodwill	184	184
Intangible assets, net	48,987	53,584
Other assets	87	224
Total assets	$105,188	$91,237
Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$4,684	$4,845
Accrued expenses	6,546	5,832
Payable to related parties	5,074	3,625
Contingent consideration	5,000	5,000
Total current liabilities	21,304	19,302
Warrant liability	2,912	1,009
Convertible notes	20,498	—
Long-term debt	49,305	36,272
Total liabilities	94,019	56,583
Commitments and contingencies
Redeemable preferred stock:
Redeemable convertible Series A preferred stock; $0.0001 par value; 10,006,345 shares authorized, 9,588,891 shares issued and outstanding, liquidation preference of $19,482 and $18,363 at December 31, 2015 and 2014, respectively	19,301	18,363
Redeemable convertible Series B preferred stock; $0.0001 par value; 45,431,126 shares authorized, 45,406,582 shares issued and outstanding, liquidation preference of $73,620 and $67,985 at December 31, 2015 and 2014, respectively	72,390	67,985
Redeemable convertible Series C preferred stock; $0.0001 par value; 52,137,271 shares authorized and 37,617,334 shares issued and outstanding, liquidation preference of $53,527 and $65,976 at December 31, 2015 and 2014, respectively	53,246	65,976
Total redeemable preferred stock	144,937	152,324
Stockholders' deficit:
Common stock; $0.0001 par value; 139,393,738 shares authorized; 5,495,628 and 3,245,601 shares issued and outstanding at December 31, 2015 and 2014, respectively	—	—
Additional paid-in capital	(25,214)	(36,521)
Accumulated other comprehensive income (loss)	8	(18)
Accumulated deficit	(108,562)	(81,131)
Total stockholders' deficit	(133,768)	(117,670)
Total liabilities, redeemable preferred stock and stockholders' deficit	$105,188	$91,237
See accompanying notes to the consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2015 and 2014
(In thousands, except for share data)

	2015	2014
Revenues	$67,790	$69,998
Cost of sales	20,510	21,843
Gross margin	47,280	48,155
Operating expenses:
Sales and marketing	36,167	35,032
General and administrative	11,412	10,313
Research and development	9,558	8,826
Amortization of intangible assets	6,826	6,258
Reversal of accrued contingent consideration	—	(4,320)
Total operating expenses	63,963	56,109
Loss from operations	(16,683)	(7,954)
Other expenses:
Interest expense, net	10,036	5,131
Other expense	663	310
Net loss before income taxes	(27,382)	(13,395)
Income tax expense	49	—
Net loss	(27,431)	(13,395)
Current dividends on convertible preferred stock	(8,951)	(8,963)
Net loss attributable to common stockholders	(36,382)	(22,358)
Other comprehensive income (loss):
Foreign currency translation	26	(18)
Comprehensive loss	$(27,405)	$(13,413)
Net loss per share, basic and diluted	$(8.74)	$(7.03)
Shares used in computing net loss per share, basic and diluted	4,164,863	3,181,985

See accompanying notes to the consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2015 and 2014
(In thousands, except for share data)

	Redeemable Convertible Series A Preferred stock		Redeemable Convertible Series B Preferred stock		Redeemable Convertible Series C Preferred stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2013	9,588,891	$17,425	45,431,125	$63,543	48,455,687	$59,435	2,690,389	$—	$(26,677)	$—	$(67,736)	$45,990
Exercise of common stock options	—	—	—	—	—	—	555,212	—	66	—	—	66
Issuance of Series C preferred stock, net of issuance costs of $9	—	—	—	—	1,441,775	1,754	—	—	—	—	—	1,754
Accretion of dividends on Series A preferred stock	—	938	—	—	—	—	—	—	(938)	—	—	—
Accretion of dividends on Series B preferred stock	—	—	—	4,442	—	—	—	—	(4,442)	—	—	—
Accretion of dividends on Series C preferred stock	—	—	—	—	—	4,787	—	—	(4,787)	—	—	—
Stock based compensation	—	—	—	—	—	—	—	—	257	—	—	257
Foreign currency translation	—	—	—	—	—	—	—	—	—	(18)	—	(18)
Net loss	—	—	—	—	—	—	—	—	—	—	(13,395)	(13,395)
Balances at December 31, 2014	9,588,891	18,363	45,431,125	67,985	49,897,462	65,976	3,245,601	—	(36,521)	(18)	(81,131)	34,654
Exercise of common stock options	—	—	—	—	—	—	1,019,561	—	123	—	—	123
Beneficial conversion feature associated with issuance of convertible notes	—	—	—	—	—	—	—	—	3,325	—	—	3,325
Accretion of dividends on Series A preferred stock	—	938	—	—	—	—	—	—	(938)	—	—	—
Accretion of dividends on Series B preferred stock	—	—	—	4,442	—	—	—	—	(4,442)	—	—	—
Accretion of dividends on Series C preferred stock	—	—	—	—	—	4,577	—	—	(4,577)	—	—	—
Conversion of preferred stock	—	—	(24,543)	(37)	(12,280,128)	(17,307)	1,230,466	—	17,344	—	—	—
Stock based compensation	—	—	—	—	—	—	—	—	472	—	—	472
Foreign currency translation	—	—	—	—	—	—	—	—	—	26	—	26
Net loss	—	—	—	—	—	—	—	—	—	—	(27,431)	(27,431)
Balances at December 31, 2015	9,588,891	$19,301	45,406,582	$72,390	37,617,334	$53,246	5,495,628	$—	$(25,214)	$8	$(108,562)	$11,169

See accompanying notes to the consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2015 and 2014
(In thousands)

	2015	2014
Cash flows from operating activities:
Net loss	$(27,431)	$(13,395)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,060	7,321
Amortization of deferred financing costs	886	300
Noncash interest expense	4,560	353
Change in fair value of warrant liability	(49)	(133)
Provision for doubtful accounts receivable	387	478
Change in inventory reserve	(54)	(163)
Stock based compensation	472	257
Foreign exchange on short-term intercompany loans	531	—
Change in contingent consideration	—	(4,320)
Loss on sale and disposition of equipment	—	183
Changes in operating assets and liabilities:
Change in restricted cash	(396)	(237)
Accounts receivable	1,268	(7,111)
Due from related party	107	454
Inventory	(6,352)	4,306
Prepaid expenses and other assets	(342)	(619)
Accounts payable and accrued expenses	512	4,478
Payable to related party	1,449	2,960
Net cash used in operating activities	(16,392)	(4,888)
Cash flows from investing activities:
Purchases of property and equipment	(4,763)	(2,796)
Purchase of intangibles and other assets	(2,019)	(1,464)
Acquisition of assets	(144)	(1,824)
Net cash used in investing activities	(6,926)	(6,084)
Cash flows from financing activities:
Proceeds from exercise of stock options	123	66
Proceeds from long-term debt	50,000	—
Proceeds from the issuance of convertible notes	22,166	—
Proceeds from issuance of Series C preferred stock, net of issuance costs	—	1,754
Payments of deferred financing costs	(1,088)	—
Payment of debt	(37,717)	(12,500)
Net cash provided by (used in) financing activities	33,484	(10,680)
Effect of exchange rate changes on cash	(216)	(18)
Net increase (decrease) in cash and cash equivalents	9,950	(21,670)
Cash and cash equivalents at beginning of year	11,765	33,435
Cash and cash equivalents at end of year	$21,715	$11,765
Supplemental disclosure of cash flow information:
Cash paid for interest	$4,965	$4,424
Cash paid for income taxes	49	—
Supplemental disclosure of non-cash investing and financing activity:
Warrants issued with long-term debt	$1,951	$—
Accretion of dividends on preferred stock	9,957	—
Forfeiture of dividends upon conversion of preferred stock to common	(2,304)	10,167
Beneficial conversion feature on convertible notes	3,325	—

See accompanying notes to the consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)
(1) Organization and Business Description
Apollo Endosurgery, Inc. is a Delaware corporation with both domestic and foreign wholly-owned subsidiaries. Throughout these Notes "Apollo" and the "Company" refer to Apollo Endosurgery, Inc. and its consolidated subsidiaries.
Apollo is a medical technology company primarily focused on the design, development, and commercialization of innovative medical devises that can be used for the treatment of obesity. The Company's core products include the Orbera® intra-gastric balloon system, the OverStitch™ endoscopic suturing system and Lap-Band® adjustable gastric banding system. All devices are regulated by the United States Food and Drug Administration (the "FDA") or an equivalent regulatory body outside the United States. The Company's products are sold throughout the world with principal markets in the United States of America, Europe, Australia, Brazil and Canada. The Company also has a manufacturing facility located in Costa Rica.
(2) Significant Accounting Policies
(a)   Principles of Consolidation
 The consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.
(b)   Reclassification
Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation.
(c)   Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results are likely to differ from those estimates, and such differences may be material to the consolidated financial statements. Significant items subject to such estimates and assumptions include intangibles and long-lived assets, stock compensation, deferred tax asset valuation, accounts receivable, inventory and warrant liability.
(d)   Cash and Cash Equivalents
The Company considers all highly liquid investments with a remaining maturity at date of purchase of three months or less to be cash equivalents.
(e)   Restricted Cash
        The Company entered into irrevocable letters of credit with three banks to secure obligations under lease agreements and performance based obligations. These letters of credit total $871 and $484 and are recorded in restricted cash on the balance sheet as of December 31, 2015 and 2014, respectively.
(f)    Accounts Receivable
The Company generally extends credit to certain customers without requiring collateral. The Company provides an allowance for doubtful accounts based on management's evaluation of the collectability of accounts receivable. Accounts receivable are written off when it is determined amounts are uncollectible. The recorded allowance for doubtful accounts was $630 and $384 as of December 31, 2015 and 2014, respectively. Accounts receivable of $141 and $13 were written off during the years ended December 31, 2015 and 2014, respectively.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

(g)   Revenue Recognition
The Company's principal source of revenue is from the sale of its products. Revenue is recognized when evidence of an arrangement exists, fees are fixed or determinable, collection of the fees is reasonably assured, and delivery or customer acceptance of the product has occurred and no other significant obligations remain. Generally, these conditions are met under the Company's agreements with most customers upon product shipment. The Company accounts for taxes collected from customers and remitted to governmental authorities on a net basis. Accordingly, such amounts are excluded from revenues.
Prior to the transition of the international commercial operations (refer to note 3), the Company recognized license fee revenue paid by Allergan on a net basis.
Customers generally have the right to return or exchange products purchased from the Company for up to ninety days from the date of product shipment. At the end of each period end, the Company determines the extent to which its revenues need to be reduced to account for expected returns and exchanges and a reserve is recorded against revenue recognized.
Amounts billed to customers related to shipping and handling are included in revenues. Shipping and handling costs are included in cost of goods sold when related to revenue producing activities.
(h)   Property and Equipment
Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements, which are depreciated straight-line over the shorter of the estimated useful life or the life of the lease. Major renewals and betterments are capitalized. Validation costs (including materials and labor) that are required to bring the machinery to working condition are capitalized. Expenditures for repairs and maintenance and minor replacements are charged to expense as incurred.
(i)    Business Combinations
Assets acquired and liabilities assumed as part of a business acquisition are recorded at their estimated fair value at the date of acquisition. The excess of purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Determining fair value of identifiable assets, particularly intangibles, and liabilities acquired also requires management to make estimates, which are based on all available information and, in some cases, assumptions with respect to the timing and amount of future revenue and expenses associated with an asset.
(j)    Goodwill and Other Intangible Assets
Goodwill is not amortized but is tested annually for impairment or more frequently if impairment indicators exist. The Company adopted accounting guidance related to annual and interim goodwill impairment tests which allows the Company to first assess qualitative factors before performing a quantitative assessment of the fair value of a reporting unit. If it is determined on the basis of qualitative factors that the fair value of the reporting unit is more likely than not less than the carrying amount, a quantitative impairment test is required. The Company's evaluation of goodwill completed during the years ended December 31, 2015 and 2014 resulted in no impairment losses.
Definite-lived intangible assets consist of customer relationships, product technology, trade names, patents and trademarks which are amortized over their estimated useful lives. Costs to extend the lives of and renew patents and trademarks are capitalized when incurred.
(k)   Valuation of Long-Lived Assets
Long-lived assets, including definite-lived intangible assets, are monitored and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. The estimate of undiscounted cash flows is based upon, among other things, certain assumptions about expected future operating performance. The Company's estimates of undiscounted cash flows may differ from actual cash flows. If the sum of the undiscounted cash flows is less than the carrying value of the asset, an impairment charge is recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. No impairment losses were recorded during the years December 31, 2015 and 2014.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

(l)    Research and Development
Research and development costs are expensed as incurred.
(m)  Medical Device Excise Tax
Effective as of January 1, 2013, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, imposed a medical device excise tax (MDET) of 2.3% on any entity that manufactures or imports certain medical devices offered for sale in the United States. The Company accounts for the MDET as a component of sales and marketing expense within operating expense and recognized approximately $754 and $966 during the years ended December 31, 2015 and 2014, respectively. In December 2015, the medical device tax was suspended for two years and thus no tax will be imposed during 2016 and 2017.
(n)   Fair Value Measurements
The carrying amounts of the Company's financial instruments, which primarily include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for debt with similar terms, the carrying value of the Company's debt approximates fair value.
The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
The Company issued preferred stock and common stock warrants in connection with the senior-secured credit facility (see note (10)(a)) and convertible notes to consortium of lenders (see note (10)(b)). As these warrants have "down-round" price protection, they are recorded as a warrant liability and re-measured on the Company's reporting date at fair value. The fair value of the warrants, classified within the Level 3 designation, is determined using the Black-Scholes option pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability.

	2015		2014
	Carrying Value	Level 3 Fair Value	Carrying Value	Level 3 Fair Value
Warrants	$2,912	$2,912	$1,009	$1,009
(o)   Stock-based Compensation Plans
        The Company recognizes compensation costs for all stock-based awards based upon each award's estimated fair value as determined on the date of grant. The Company utilizes the Black-Scholes option-pricing model to determine the fair value of stock option awards. The Black-Scholes option-pricing model requires management to make various assumptions, including valuing the Company's common stock which was done by an independent valuation firm using a blend of an income approach, market approach and cost approach. Compensation cost is recognized on a straight-line basis over the respective vesting period of the award.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

(p)   Income Taxes
 The Company accounts for deferred income taxes using the liability method. Under this method, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. Temporary differences are then measured using the enacted tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that is more-likely than-not to be realized. Determining the appropriate amount of valuation allowance requires management to exercise judgment about future operations.
In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. The Company regularly assesses uncertain tax positions in each of the tax jurisdictions in which it has operations and accounts for the related consolidated financial statement implications. The amount of unrecognized tax benefits is adjusted when information becomes available or when an event occurs indicating a change is appropriate. The Company includes interest and penalties related to its uncertain tax positions as part of income tax expense.
(q)   Inventory
Inventory is stated at the lower of cost or market, net of any allowances. Charges for obsolete inventory are based on specific identification of obsolete inventory items and an analysis of inventory items approaching expiration date. We record estimated obsolescence charges to cost of sales. The Company's inventories are stated using the weighted average cost approach, which approximates actual costs.
(r)   Advertising
The Company expenses advertising costs as incurred. The Company incurred approximately $2,319 and $3,430 in advertising costs during the years ended December 31, 2015 and 2014, respectively.
(s)   Foreign Currency
The Company is exposed to foreign currency exchange risk as foreign subsidiaries generally operate in local currencies other than the U.S. Dollar, which is the Company's reporting currency. The Company translates their foreign assets and liabilities at exchange rates in effect at the balance sheet dates, and the revenues and expenses using average rates during the year. The resulting foreign currency translation adjustments are recorded as a separate component of accumulated other comprehensive income in the accompanying consolidated balance sheets. We do not hedge foreign currency translation risk in the net assets and income we report from these sources. Exchange rate fluctuations on short-term intercompany loans are included in other expense in the consolidated statement of operations and comprehensive loss.
(t)    Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 replaces most existing revenue recognition guidance in GAAP. In July 2015, the FASB approved a one year deferral of this standard, with a revised effective date for annual and interim reporting in fiscal years beginning after December 15, 2017. In March 2016 and April 2016, the FASB issued ASU 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net) and ASU 2016-10, Identifying Performance Obligations and Licensing, respectively. ASU 2014-09 permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. The Company has not yet completed its final review of the impact of this guidance, although the Company does not anticipate a material impact on its revenue recognition practices. The Company continues to review this guidance, potential disclosures and the Company’s method of adoption to complete its evaluation of the impact on its consolidated financial statements. In addition, the Company continues to monitor additional changes, modifications, clarifications or interpretations being undertaken by the FASB, which may impact the Company’s current conclusions.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). This ASU requires management to evaluate, for each annual and interim reporting period, whether there are conditions and events, considered in the aggregate, that raise substantial doubt about an entity's ability to continue as a going concern within one year after the date the financial statements are issued or are available to be issued. If substantial doubt is raised, additional disclosures around management's plan to alleviate these doubts are required. ASU 2014-15 will be effective for the Company on January 1, 2017. The adoption of ASU 2014-15 will not have a material effect on the Company's consolidated financial statements.
Apollo has adopted the provisions of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. This update requires that debt issuance costs be presented in the balance sheet as a reduction of the carrying value of the debt instead of being classified as a deferred charge. As retrospective application is required by this standard, December 31, 2015 and 2014 have been adjusted with no material impact, respectively.
In July 2015, the FASB, issued ASU 2015-11, Simplifying the Measurement of Inventory ("ASU 2015-11"), which simplifies the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 will be effective for the Company on January 1, 2017. The Company does not expect the adoption of ASU 2015-11 to have a material impact on its consolidated financial statements.
In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes ("ASU 2015-17") which requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. ASU 2015-17 will be effective for the Company on January 1, 2017. The adoption of ASU 2015-17 will not have a material impact on the presentation of the Company's consolidated balance sheet.
In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02") which requires a lessee to recognize assets and liabilities for leases with a maximum possible term of more than 12 months. A lessee would recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the leased asset (the underlying asset) for the lease term which will require companies to recognize most leases on the balance sheet, thereby increasing reported assets and liabilities. Extensive quantitative and qualitative disclosures, including significant judgments made by management, will be required. ASU 2016-02 requires adoption using a modified retrospective transition with application of the guidance at the beginning of the earliest comparative period presented. ASU 2016-02 will be effective for the Company on January 1, 2019. Early adoption is permitted. The Company is evaluating the effect that ASU 2016-02 will have on its consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), which contains guidance on accounting for certain aspects of share-based payments to employees. ASU 2016-09 requires excess tax benefits and tax deficiencies to be recorded in the income statement when the awards vest or are settled. Furthermore, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. ASU 2016-09 also allows companies to repurchase more of an employee's shares for tax withholding purposes without triggering liability accounting, clarifying that all cash payments made on an employee's behalf for withheld shares should be presented as a financing activity in the consolidated statements of cash flows and provides an accounting policy election to account for forfeitures as they occur. ASU 2016-09 will be effective for the Company on January 1, 2017. The Company does not expect the adoption of ASU 2016-09 to have a material impact on its consolidated financial statements.
The Company adopted the provisions of ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") which addresses questions about the presentation and classification of certain cash receipts and payments in the statement of cash flows, including debt prepayment costs. The adoption of ASU 2016-15 resulted in no material impact to the Company's consolidated financial statements for the periods presented.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18") which clarifies the classification and presentation of changes in restricted cash on the statement of cash flows. The Company will early adopt ASU 2016-18 for annual and interim reporting in fiscal years beginning after January 1, 2016. The Company does not expect the adoption of ASU 2016-18 to have a material impact on its consolidated financial statements.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business ("ASU 2017-01") which changes the definition of a business. If substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, then the acquisition is not a business. ASU 2017-01 requires a business to include at least one substantive process. ASU 2017-01 will be effective for the Company on January 1, 2018. Early adoption is permitted. The effect of ASU 2017-01 on the Company's consolidated financial statements will be dependent on any future acquisitions.
In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment (“ASU 2017-04”) to simplify the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. ASU 2017-04 will be effective for the Company for annual and interim reporting in fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.
In February 2017, the FASB issued ASU 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASU 2017-05”) to clarify the scope of Subtopic 610-20, Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets, and to add guidance for partial sales of nonfinancial assets. ASU 2017-05 will be effective for the Company for annual and interim reporting in fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company does not expect the adoption of ASU 2017-05 to have a material impact on its consolidated financial statements.
(3) Acquisitions
On June 3, 2015, the Company entered into a purchase agreement to acquire the shares of Starhealth Distribuidora (Starhealth) in Brazil for $144. Starhealth included certain business licenses needed for conducting business in Brazil. As a result of the transaction, the Company recorded $144 of intangible assets in the form of business licenses which are being amortized over one year.
On December 2, 2013, the Company entered into an asset purchase agreement to acquire the bariatric assets of Allergan, Inc. (Allergan) which was accounted for as a taxable asset acquisition for tax purposes. Pursuant to the purchase agreement, the Company paid $62,460 and agreed to pay future contingent consideration, and the seller purchased $15,000 of Series C preferred stock for cash. Additionally, certain contingent payments are due if (1) U.S. Lap-Band revenues exceeded certain thresholds in the initial three years following the acquisition date, or (2) Orbera Post-Market Approval from the FDA was received in the United States prior to December 2, 2015. The Company initially valued this contingent consideration at $9,320 based on management's expectation of achieving the above milestones. In 2014, the contingent consideration value was reduced by $4,320 since the Company believed that it was highly unlikely that the U.S. Lap-Band revenues would exceed the thresholds in any of the initial three years. The $4,320 change was recorded in operating expenses in the consolidated statement of operations and comprehensive loss. Orbera Post-Market Approval was received on August 6, 2015.
The Lap-Band and Orbera products (bariatric products) were manufactured by Allergan until transition to the Company which terminated on December 2, 2015. A manufacturing fee of 115% of the cost to manufacture the Lap-Band and Orbera product was charged to the Company. The Company recorded inventory purchases of $13,555 and $6,282 related to the manufacturing agreement during 2015 and 2014, respectively.
Allergan distributed the Lap-Band and Orbera products outside of the United States and continued to employ all employees that support those sales until transition to the Company, which occurred in Canada, Australia and all direct selling markets in Europe prior to December 2, 2014, with Latin America transition following on December 2, 2015. Distribution relationships and contracts that related to sales of the Lap-Band and Orbera products outside of the United States transitioned to the Company prior to December 2, 2015. For the rights to distribute the Company's Lap-Band and Orbera products, the Company was paid a license fee and recognized $2,624 and $10,526 of licensing fee revenue related to this distribution agreement during 2015 and 2014, respectively.
World-wide technical research and development product support for the Lap-Band and Orbera products was provided until transition to the Company on December 2, 2015. The Company recognized in research and development $1,240 and $1,869 of related expense under this transition agreement during 2015 and 2014, respectively.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

Customer service, logistics and warehousing services for customer orders in the United States was provided for a flat fee of $43 per month through October 2014. The Company recognized $405 of related expense under this transition agreement during 2014.
(4) Concentrations
Consolidated financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and accounts receivable. At December 31, 2015, the Company's cash and cash equivalents and restricted cash are held in deposit accounts at three different banks totaling $22,586. The Company has not experienced any losses in such accounts, and management does not believe the Company is exposed to any significant credit risk. Management further believes that the concentration of credit risk in the Company's accounts receivable is substantially mitigated by the Company's evaluation process, relatively short collection terms, and the high level of creditworthiness of its customers. The Company continually evaluates the status of each of its customers, but generally requires no collateral.
The Company does not have any customers that compromised a concentration greater than 5% of the Company's total accounts receivable as of December 31, 2015. Two customers individually contributed 6% and 7% of the Company's revenues in 2015. One customer comprised 9% of the Company's total accounts receivable as of December 31, 2014, and 9% of the Company's revenues in 2014.
(5) Inventory
Inventory consists of the following as of December 31:

	2015	2014
Finished goods	$13,021	$6,487
Less inventory reserve	(228)	(282)
Total inventory, net	$12,793	$6,205
At December 31, 2015 and 2014, the inventory reserve included $22 and $251 of inventory costs that are in excess of the market price for certain products.
(6) Property and Equipment
Property and equipment consists of the following as of December 31:

	Depreciable Lives	2015	2014
Equipment	5 years	$2,070	$1,641
Furniture, fixtures and tooling	4 - 8 years	3,429	2,979
Computer hardware	3 - 5 years	1,063	824
Leasehold improvements	3 - 5 years	919	398
Construction in process		4,365	1,388
		11,846	7,230
Less accumulated depreciation		(3,874)	(2,649)
Property and equipment, net		$7,972	$4,581
The Company recorded depreciation expense of $1,225 and $1,139 for the years ended December 31, 2015 and 2014, respectively. During the year ended December 31, 2014, the Company recorded an impairment charge of $183, which is recorded in other expense, related to OverStitch tooling that became worthless as a newer tooling line was built to support a change in suppliers. There were no impairments for the year ended December 31, 2015. The Company capitalized interest of $269 and $30 for the years ended December 31, 2015 and 2014, respectively related to our manufacturing facility in Costa Rica.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

(7) Intangible Assets
Intangible assets consist of the following as of December 31:

	Useful Life	2015	2014
Customer relationships	9 years	$30,300	$30,300
Lap-Band technology	10 years	15,500	15,500
Orbera technology	12 years	4,600	4,600
Trade names	10 years	7,900	7,900
Patents and trademarks	5 years	2,907	1,651
Other	1 - 4 years	1,460	478
		62,667	60,429
Less accumulated amortization		(13,680)	(6,845)
		$48,987	$53,584
Amortization expense related to the above intangible assets was $6,835 and $6,182 during 2015 and 2014, respectively.
Amortization for the next five years is as follows:

2016	$7,262
2017	6,974
2018	6,862
2019	6,516
2020	6,211
Thereafter	15,162
Total	48,987
(8) Accrued Expenses
Accrued expenses consist of the following as of December 31:

	2015	2014
Accrued compensation and travel	$3,447	$3,043
Accrued professional service fees	608	1,021
Accrued returns and rebates	453	676
Accrued insurance, property and sales taxes	618	486
Accrued interest	155	—
Deferred rent	173	171
Other	1,092	435
Total accrued expenses	$6,546	$5,832

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

(9) Convertible Notes
Convertible notes consist of the following as of December 31:

2015
Convertible notes	$22,166
Interest accrued	513
22,679
Discount	(2,073)
Deferred financing costs	(108)
$20,498
From July through November 2015, the Company entered into various convertible note purchase agreements which resulted in gross proceeds of $22,166. The notes accrue interest at a rate of 6% per annum which are added to the outstanding amount until conversion. The notes have an optional voluntary conversion feature in which the holder can convert into the Company's Series C preferred stock at a rate of 115% times the sum of the outstanding principal and unpaid accrued interest at the issuance price of $1.2223 per share on or after July 29, 2016. Alternatively, the notes will convert into common stock or preferred stock equal to a range of 115% to 150% of the sum of outstanding principal and interest upon certain contingent qualifying events such as a public offering or liquidation event. The intrinsic value of this beneficial conversion feature was $3,325 and is recorded as additional paid-in capital on the statement of stockholders' deficit and as a debt discount which accretes to interest expense through the first optional conversion date of July 29, 2016. At December 31, 2015, the unamortized discount related to the beneficial conversion feature was $2,073. The unamortized discount will be fully amortized at July 29, 2016.
(10) Long-Term Debt
Long-term debt consists of the following as of December 31:

	2015	2014
Senior secured credit facility	$50,000	$—
Payment-in-kind interest	1,679	217
Notes with a consortium of lenders	—	37,500
Long-term debt	51,679	37,717
Discount on long-term debt	(1,606)	(771)
Deferred financing costs	(768)	(674)
Long-term debt	$49,305	$36,272
(a)   Senior Secured Credit Facility
On February 27, 2015, the Company entered into a senior secured credit facility (the "Credit Facility") with a lender to borrow $50,000 which is payable in a lump sum on February 27, 2020. The Credit Facility is secured by all of the Company's assets and has priority over all other debt. The Credit Facility bears interest at 10.5% per annum. In the first year, 7% cash interest is paid quarterly and 3.5% is payment-in-kind which is added to the outstanding debt. After March 15, 2016, the full 10.5% will be payable in cash on a quarterly basis. An additional 2% of the outstanding amount will be due at end of the loan term. The Company is accruing this additional payment-in-kind interest as interest expense using the effective interest rate method. The Company used $39.5 million of these proceeds to pay off the outstanding long-term debt to the consortium of lenders discussed below. The Credit Facility includes covenants and terms that place certain restrictions on the Company's ability to incur additional debt, incur additional liens, make investments, effect mergers, declare or pay dividends, sell assets, engage in transactions with affiliates, or make capital expenditures.
The Credit Facility also includes financial covenants including minimum consolidated quarterly revenue, consolidated debt to revenue ratio and minimum cash balances. During 2015, the Company was required to hold a minimum of $5 million of

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

cash. During the first quarter of 2015, the Company was not in compliance with a debt covenant under the Credit Facility and received a waiver from the lender. The Company amended the Credit Facility in March 2016 and amended its debt covenants. As of December 31, 2015 the Company was in compliance with these amended debt covenants.
In connection with the Credit Facility, the Company granted a warrant to purchase a total of 2,850,000 shares of common stock with an exercise price of $1.2223 per share. The warrant is exercisable at the option of the holder at any time and expires on February 7, 2022. The fair value of the warrant issued was $1,951 using the Black-Scholes model and is recorded as warrant liability on the balance sheet and as a debt discount which is being amortized to interest expense over the term of the related note payable using the interest method. At December 31, 2015, the unamortized discount related to this warrant was $1,606. This warrant is still outstanding at December 31, 2015. The Company reduced the warrant liability by $24 at December 31, 2015 to reflect fair value with an offsetting credit to interest expense.
(b)   Note with a Consortium of Lenders
In November 2013, the Company entered into a credit agreement with a consortium of lenders to borrow $50,000. Amounts outstanding under this credit agreement bear interest at 8.25% and were collateralized by all assets of the Company. Loan commitment fees related to this transaction of $750, plus legal fees of $241 were capitalized as other noncurrent assets and were being amortized to interest expense over the note term of 60 months using the interest method. The outstanding balance under the credit agreement was prepaid in February 2015, including prepayment penalties of $1,795, which were included in interest expense. Unamortized deferred financing costs of $641 were written off in February 2015 when the debt was repaid.
In connection with the credit agreement, the Company granted a warrant to purchase a total of 1,227,195 shares of Series C preferred stock with an exercise price of $1.2223 per share. The warrant is exercisable at the option of the holder at any time and expires on November 30, 2020. The fair value of the warrant issued was $1,142 using the Black-Scholes model and is recorded as warrant liability on the balance sheet and as a debt discount which was being amortized to interest expense over the term of the related note payable using the interest method until the debt was refinanced and unamortized discount was written off to interest expense. This warrant is still outstanding at December 31, 2015. The Company reduced the warrant liability by $25 and $133 at December 31, 2015 and December 31, 2014 respectively to reflect fair value with an offsetting credit to interest expense.
(11) Preferred Stock
At December 31, 2015, the Company has authorized 107,574,742 shares of preferred stock, of which 10,006,345 shares are designated as Series A convertible preferred stock ("Series A"), 45,431,126 shares are designated as Series B convertible preferred stock ("Series B") and 52,137,271 shares are designated as Series C convertible preferred stock ("Series C"). As of December 31, 2015, the Company had outstanding 9,588,891 shares of Series A, 45,406,582 shares of Series B and 37,617,334 shares of Series C. All shares authorized have a par value of $0.0001 per share.
On August 27, 2014, in connection with a follow-on Series C rights offering, the Company received gross proceeds of $1,763 from existing investors. The proceeds were recorded net of issuance costs of $9.
Under the terms of the July 2015 convertible note offering, any preferred stockholder not electing to participate would be subject to automatic conversion of all shares of preferred stock held by such stockholder into shares of common stock at a rate of ten to one shares. Two preferred stockholders, including Allergan, elected not to participate in the offering resulting in the conversion of 12,304,671 shares of preferred stock into 1,230,466 shares of common stock.
The Company's preferred stock has the following characteristics:
(a)   Liquidation Preference
In the event of any liquidation, dissolution, or winding up of the Company, the holders of preferred stock are entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Company to the holders of the common stock and to the holders of any equity securities ranking junior to the preferred stock with respect to the liquidation, an amount equal to $1.2223 (original issue price) per share plus all accrued or declared but unpaid dividends (preferred stock liquidation preference).

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

(b)   Voting
The preferred stockholders have the right to one vote for each share of common stock into which the holder's preferred stock could then be converted.
(c)   Redemption
At any time after December 1, 2017, the holders of at least 65% of the outstanding preferred stock may elect to require the Company to redeem the outstanding preferred stock in three equal annual installments if no obligations remain outstanding under the credit agreement referred to in footnote 10(a), or consent is received from the lenders to the Credit Facility.
The Company's Series A, Series B and Series C is classified as mezzanine equity and is shown net of issuance costs and inclusive of cumulative dividends. The difference in carrying value and redemption value resulting from issuance costs to the investor is accreted over the redemption period using the effective interest method. Additional dividends are accrued at the stated rate each period so that the mezzanine equity carrying value will equal its redemption value at the date the equity is redeemable and are recorded on the declaration date at fair market value. When, and if, it becomes probable that redemption will occur, the amount due to holders upon redemption would be reclassified to a liability in the balance sheet.
The redemption price would be equal to the preferred stock liquidation preference as of the redemption date. At December 31, 2015, the redemption values are as follows: Series A $19,482, Series B $73,620 and Series C $53,527.
(d)   Conversion
Any holder of shares of preferred stock may convert all or any portion of these shares into a number of shares of common stock computed by multiplying the number of shares of preferred stock to be converted by the sum of the original issue price and all declared or accrued and unpaid dividends on such shares, and dividing the result by the preferred stock conversion price then in effect. At December 31, 2015, the conversion price was $1.2223. The conversion price is adjustable downward if the Company issues certain common stock, common stock options, or similar instruments that allow for the purchase of such stock at a price lower than the then-current conversion price. Exempt securities, as defined in the Certificate of Incorporation, are not considered to be an issuance of additional shares of common stock or similar instruments.
All of the outstanding shares of preferred stock will be converted into common stock at the preferred stock conversion price then in effect upon the earlier of (i) immediately prior to the time of and subject to the closing and funding of a qualified public offering, as defined, or (ii) the election of the holders of at least 65% of the then outstanding shares of preferred stock. In the event of a qualified public offering, the preferred stock shareholders may elect to receive any accumulated unpaid dividends in the form of common stock or cash.
(e)   Dividends
Holders of the outstanding shares of preferred stock are entitled to receive dividends out of any assets legally available for payment of cumulative dividends at the annual rate of 8%, prior and in preference to any declaration or payment of any dividends for securities ranking junior to the preferred stock shares. Dividends on each share of the preferred stock are cumulative and accrue on each share from day to day until paid, whether or not earned or declared by the Board of Directors and whether or not there are any profits, surplus, or other funds legally available for dividends. All accrued but unpaid dividends on each share are payable in cash upon the liquidation, dissolution, or winding up of the Company. Accrued unpaid dividends were $33,476 and $25,718 as of December 31, 2015 and 2014, respectively.
Under the terms of the July 2015 convertible note offering, any preferred stockholder not electing to participate would be subject to automatic conversion of all shares of preferred stock held by such stockholder into shares of common stock at a rate of ten to one shares. Two stockholders elected not to participate in the offering resulting in the forfeiture of accumulated dividends of $2,304 associated with the converted shares of preferred stock.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

(f)    Warrants
In connection with equity and debt financings prior to 2013, the Company issued warrants to previous lenders and stockholders to purchase a total of 417,454 shares of Series A preferred stock and 24,543 shares of Series C preferred stock. The warrants have an exercise price of $1.22 per share and expire between June 2018 and June 2021. These warrants are outstanding as of December 31, 2015.
(12) Common Stock
At December 31, 2015, the Company has authorized 139,393,738 shares of common stock. All shares authorized have a par value of $0.0001 per share. The Company has reserved common shares for issuance upon the exercise of the authorized and issued common stock options, common stock warrants and conversion of preferred stock.
In connection with the June 2013 financing, the Company issued warrants to existing stockholders to purchase 4,090,646 shares of common stock with an exercise price of $0.01 per share. The warrants expire on June 8, 2018, and are outstanding as of December 31, 2015.
(13) Stock Option Plan
The Company's 2006 Equity Incentive Plan (the "2006 Plan") allows that employees, consultants, and nonemployee directors of the Company may be granted incentive stock options or nonqualified stock options to purchase shares of the Company's common stock. Options to date have been granted to employees at 100% of the fair value at the date of the grant. The fair value, vesting period, and expiration dates of the options granted are determined by the Board of Directors at the time of grant. The maximum term of options granted under the 2006 Plan is ten years from the date of grant. Options generally vest over a period of time, typically not more than 5 years. The Company also has the right of first refusal for any proposed disposition of shares under the 2006 Plan.
In July 2014, the Company's Board of Directors authorized an increase in the authorized number of shares reserved for issuance under the 2006 Plan to a total of 23,390,961.
The fair value for options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31:

	2015	2014
Risk free interest rate	1.63% - 1.87%	1.83% - 2.01%
Expected dividend yield	-%	-%
Estimated volatility	79.2 - 89.0%	58.9% - 71.8%
Expected life	5.5 to 6.1 years	6.1 years
The weighted average fair value per share of options granted during the years ended December 31, 2015 and 2014 was $0.18 and $0.19, respectively.
The 2006 Plan is administered by the Compensation Committee of the Board of Directors which has the authority to determine the terms and conditions under which options and restricted stock will be granted, including the number of shares, option price, vesting schedule and term. Under certain circumstances, the Company may repurchase previously granted options or shares issued upon the exercise of a previously granted option.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

A summary of the status of the 2006 Plan as of December 31, 2015 and changes from December 31, 2013 through December 31, 2015 is presented below.

	Options	Exercise Price	Weighted Average Exercise Price
Options outstanding, December 31, 2013	6,955,912	0.10 - 0.12	0.12
Options granted	12,967,181	0.19	0.19
Options forfeited	(2,798,125)	0.10 - 0.19	0.18
Options exercised	(555,212)	0.10 - 0.12	0.12
Options outstanding, December 31, 2014	16,569,756	0.10 - 0.19	0.16
Options granted	3,453,500	0.10 - 0.19	0.18
Options forfeited	(2,099,292)	0.10 - 0.19	0.18
Options exercised	(1,012,478)	0.10 - 0.19	0.12
Options outstanding, December 31, 2015	16,911,486	0.10 - 0.19	0.17
At December 31, 2015, the Company has 16,911,486 options outstanding with a weighted-average remaining contractual life of 7.6 years. The Company has 7,273,006 options exercisable with a remaining contractual life of 6.3 years and a weighted-average exercise price of $0.15 per share at December 31, 2015. The options exercised during 2015 and 2014, respectively had an aggregate intrinsic value of $48 and $0.
The Company has granted 2,425,730 options to purchase common shares that will vest upon the Company's achievement of certain global revenue and EBITDA targets for calendar years 2016 and 2017. These performance targets are not deemed probable and thus no amounts have been recognized associated with these amounts.
Unrecognized grant date fair value of options was approximately $1,829 at December 31, 2015, with a remaining amortization period of less than four years. The Company recorded $472 and $257 for stock compensation cost for the years ended December 31, 2015 and 2014, respectively.
(14) Commitments
(a)   Lease Commitments
The Company has entered into various lease agreements for its operating facilities in Texas and California, the manufacturing facility located in Costa Rica, and for office spaces in the United Kingdom, Australia, Italy and Brazil.
Lease expense for the years ended December 31, 2015 and 2014 was $930 and $541, respectively. The total amount of lease payments is being charged to expense using the straight-line method over the term of the lease.
At December 31, 2015, minimum rental commitments under non-cancelable operating leases aggregated $4,000 for the Company. Amounts payable over the next five years are as follows:

2016	$1,071
2017	979
2018	692
2019	473
2020	457

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

(b)   Purchase Commitment
In July 2015, the Company entered into a purchase agreement contract with a supplier to purchase a minimum of $327 of raw materials over a three-year period beginning July 16, 2015.
(c)   Risk Management
The Company maintains various forms of insurance that the Company's management believes are adequate to reduce the exposure to these risks to an acceptable level.
(d)   Employment Agreements
Certain executive officers are entitled to payments if they are terminated without cause or as a result of a change in control. Upon termination without cause, and not as a result of death or disability, each of such officers is entitled to receive a payment of base salary for three to twelve months following termination of employment and such officer will be entitled to continue to receive coverage under medical and dental benefit plans for three to twelve months or until such officer is covered under a separate plan from another employer. Upon a termination other than for cause or for good reason within 12 months following a change in control, each of such officers will be entitled to the same benefits as upon termination without cause and will also be entitled to certain acceleration of such officer's outstanding unvested options at the time of such termination.
(e)   Litigation
Management believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company's consolidated financial position, results of operations or cash flows.
(15) Defined Contribution Pension Plan
        The Company sponsors a defined contribution plan for employees. The cost of this plan, including employer contributions, was $555 and $446 for the years ended December 31, 2015 and 2014 respectively.
(16) Income Taxes
Significant components of the Company's deferred taxes at December 31 are as follows:

	2015	2014
Deferred tax assets (liabilities):
Capitalized transaction costs	$742	$800
Depreciable assets	(230)	131
Intangible assets	1,741	826
Inventory valuation	173	94
Research and development credit	2,522	1,962
Other	1,162	776
Net operating loss carryforwards	35,780	26,402
Total net deferred tax assets	41,890	30,991
Less valuation allowance	(41,890)	(30,991)
Deferred tax assets (liabilities)	$—	$—
The Company has established a valuation allowance equal to the total net deferred tax asset due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history and potential limitations pursuant to changes in ownership under Internal Revenue Code Section 382. The valuation allowance increased by $10,899 during the year ended December 31, 2015, primarily as a result of changes in net operating loss.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

As of December 31, 2015, the Company has no unrecognized tax benefits or accrued interest or penalties associated with uncertain tax positions.
The Company's provision for income taxes differs from the expected tax expense amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

	2015	2014
Tax at U.S. statutory rate of 34%	$(9,327)	$(4,554)
State taxes, net of deferred benefit	(628)	(465)
Foreign tax rate differential	775	—
Foreign taxes	49	—
Permanent differences	269	3,105
Contingent purchase price	(1,625)	—
Interest expense	—	(2,845)
Research and development tax credit	(345)	(1,364)
Other	(18)	—
Change in valuation allowance	10,899	6,123
Income tax expense	$49	$—
As of December 31, 2015, the Company had federal net operating loss carryforwards of approximately $100,438 which will expire in varying amounts beginning in 2025 if not utilized. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating loss carryforwards which can be used in future years. The Company had state net operating loss carryforwards of approximately $37,473 which will begin to expire in varying amounts beginning in 2019. The Company had foreign net operating losses of approximately $2,572 of which $27 have an indefinite carryforward. The remaining amount of $2,545 begin to expire in varying amounts beginning in 2021, if not utilized.
(17) Net Loss Per Share Attributable to Common Stockholders
For the years ended December 31, 2015 and 2014, the basic and diluted net loss per common share presented in the consolidated statement of operations and comprehensive loss is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Net loss attributable to common stockholders is computed by deducting current dividends on convertible preferred stock from net loss. Potentially dilutive shares, which include convertible preferred stock, warrants for the purchase of common and preferred stock, and options outstanding under the Company's equity incentive plans, are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.
Potentially dilutive securities not included in the calculation of diluted net loss per share attributable to common stockholders because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	2015	2014
Preferred stock	120,000,686	125,958,054
Warrants for common and preferred stock	8,609,838	5,759,838
Common stock options	16,911,486	16,569,756
	145,522,009	148,287,647

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015 and 2014
(In thousands, except for share data)

(18) Related Party Transactions
Transitional services for manufacturing, distribution and technical product support were provided by Allergan (see note 3). The Company owed Allergan $1,205 for transitional services and $3,750 for purchases of inventory that are recorded in payable to related parties at December 31, 2015. Additionally, Allergan has 1,227,194 shares of common stock as of December 31, 2015.
The Company's outside legal counsel is an investor of the Company in the Series B preferred stock and convertible notes. General and administrative expense includes $569 and $635 related to legal services performed in 2015 and 2014, respectively. Payable to related parties includes $116 at December 31, 2015 for amounts outstanding.
(19) Liquidity and Capital Resources
The Company has experienced operating losses and debt covenant violations since inception and has an accumulated deficit of $108,562 as of December 31, 2015. To date, the Company has funded its operating losses and acquisitions through private equity offerings and the issuance of debt instruments. The Company's ability to fund future operations and satisfy its ongoing debt covenant requirements will depend upon its level of future operating cash flow and its ability to access additional funding through either equity offerings, issuances of debt instruments or both. On February 27, 2015, the Company entered into a Credit Facility (see note 10(a)) which requires the Company to meet minimum revenue requirements each quarter and provides a cure provision in the event this requirement is not met. If the Company is not able to meet its ongoing quarterly minimum revenue requirements, the repayment of the Credit Facility could be accelerated at the lender's discretion. The Company believes its existing cash and cash equivalents will be sufficient to meet liquidity and capital requirements for a reasonable period of time.
(20) Subsequent Events
On December 29, 2016, Apollo completed its business combination with Lpath, a publicly traded company, in accordance with the terms of the Agreement and Plan of Merger and Reoganization (the "Merger Agreement"), dated September 8, 2016 (the "Merger"). Following the Merger, Lpath was renamed "Apollo Endosurgery, Inc." and began trading on The NASDAQ Global Market under the symbol "APEN." In conjunction with the Merger, $29.0 million of common stock was issued to existing investors of the Company prior to consummation of this Merger, as contemplated by a securities purchase agreement.

On October 10, 2016, the Company entered into a Fourth Amendment to the Credit Agreement in connection with the Merger Agreement and securities purchase agreement discussed above. The amendment amends and restates certain clauses within the debt agreement to conform to public company standards as well as adjusts the financial covenants as follows:

•	Quarterly revenue requirement increasing from $15.7 million to $25.0 million from September 30, 2016 through February 27, 2020; and

•	Minimum debt to revenue ratio decreasing from 0.80 to 0.40 from September 30, 2016 through February 27, 2020.
This agreement also requires the repayment of $11.0 million of the principal which was paid on December 29, 2016 upon closing of the Merger.
On March 7, 2017, Apollo entered into a Fifth Amendment to the Credit Agreement with its lender, Athyrium Opportunities II Acquisition LP ("Athyrium"), to modify the terms of its senior secured credit facility.
Specifically, the Fifth Amendment (i) reduced the minimum cash balance requirement to $0.0 from $8.0 million, (ii) reduced the minimum quarterly revenue requirement to $13.0 million from $18.0 million, (iii) increased the maximum debt-to-revenue ratio to 0.65 from 0.60 and (iv) required Apollo to make a principal repayment of $7.0 million. The minimum quarterly revenue requirement will increase by $1.0 million quarterly over the remaining term of the facility, and the maximum debt-to-revenue ratio will decline gradually each quarter, from 0.65 to 0.25, over the remaining term of the facility. In conjunction with the $7.0 million principal repayment, all prepayment premiums and exit fees were waived.